EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Energy Reports Second Quarter 2012 Results
Houston, Texas - August 3, 2012 - Cheniere Energy, Inc. (“Cheniere”) (NYSE MKT: LNG) reported a net loss of $73.0 million, or $0.43 per share (basic and diluted), for the three months ended June 30, 2012, compared to a net loss of $47.2 million, or $0.67 per share (basic and diluted), for the comparable 2011 period. For the six months ended June 30, 2012, Cheniere reported a net loss of $129.5 million, or $0.86 per share (basic and diluted) compared to a net loss of $87.0 million, or $1.26 per share (basic and diluted), during the corresponding period of 2011. Results include significant items of $35.7 million, or $0.21 per share, for the three months ended June 30, 2012 and $58.0 million, or $0.38 per share, for the six months ended June 30, 2012 related to LNG terminal and pipeline development expenses primarily for the Sabine Pass Liquefaction Project ("Liquefaction Project") currently under development and for losses due to the early extinguishment of debt incurred in both periods.
Results are reported on a consolidated basis and include our ownership interest in Cheniere Energy Partners, L.P. (“Cheniere Partners”), which was 89.3% as of June 30, 2012.
Overview of Recent Significant 2012 Events

•
In May 2012, we sold 31.0 million shares of our common stock for net proceeds of $468.1 million to Havelock Fund Investments Pte. Ltd. (indirectly owned by Temasek Holdings (Private) Limited) and Greenwich Asset Holding Ltd. (owned by RRJ Capital Master Fund I, L.P.). The proceeds were used along with cash on hand to purchase $500 million of Cheniere Partners' Class B units (“Class B Units”) of which $167 million were purchased in June 2012 and $333 million were purchased in July 2012.

•	In June 2012, we repaid in full $284.5 million of the outstanding principal and accrued interest under the 2008 Term Loans.

•	In July 2012, we sold 28.0 million shares of Cheniere common stock in an underwritten public offering for net cash proceeds of $380.3 million.

•	In August 2012, we repaid in full the entire outstanding principal balance plus accrued interest payable totaling $206.9 million under the Convertible Senior Unsecured Notes.

•	Cheniere Partners made significant progress on the Liquefaction Project, including the following:

◦
In April 2012, Sabine Pass Liquefaction, LLC ("SPL") received authorization under Section 3 of the Natural Gas Act (the "Order") from the FERC to site, construct and operate facilities for the liquefaction and export of domestically produced natural gas at the Sabine Pass LNG terminal located in Cameron Parish, Louisiana. The Order authorizes the development of up to four modular LNG trains;

◦
In May 2012, Cheniere Partners received commitments for $2.0 billion of equity financing for the Liquefaction Project. Cheniere Partners and Blackstone CQP Holdco LP ("Blackstone") entered into a unit purchase agreement whereby Cheniere Partners agreed to sell to Blackstone in a private placement 100 million Class B Units for $1.5 billion. We also entered into a unit purchase agreement with Cheniere Partners whereby we agreed to purchase 33.3 million Class B Units for $500 million;

◦	In June 2012, we purchased $167 million of Class B Units and Cheniere Partners issued a limited notice to proceed to Bechtel Oil, Gas and Chemicals, Inc. ("Bechtel") for the Liquefaction Project;

◦	In July 2012, Cheniere Partners announced that its Board of Directors made a positive final investment decision on the development and construction of the first two liquefaction trains;

◦
In July 2012, Cheniere Partners closed on a $3.6 billion credit facility that will be used to fund the first two trains of the Liquefaction Project. The credit facility has a 7 year maturity and interest rate of LIBOR plus 350 basis points during construction and then steps up to LIBOR plus 375 basis points during operations; and

◦	In July 2012, we purchased the remaining $333 million of our $500 million equity commitment in Class

B Units from Cheniere Partners.
Results
Cheniere reported a loss from operations of $6.1 million and $5.4 million for the three and six months ended June 30, 2012, respectively, compared to income from operations of $16.5 million and $40.0 million for the comparable periods in 2011. The decrease in income from operations of $22.6 million and $45.4 million for the three and six months ended June 30, 2012, respectively, was primarily a result of increased LNG terminal and pipeline development expenses, increased LNG terminal and pipeline operating expenses and decreased marketing and trading revenues. LNG terminal and pipeline development expenses primarily include costs incurred to develop the Liquefaction Project. LNG terminal and pipeline operating expenses increased primarily due to costs incurred for maintenance dredging during the second quarter of 2012. Marketing and trading revenues were impacted in the three and six months ended June 30, 2012 by a loss recorded on a firm purchase commitment for LNG inventory needed to restore the heating value of vaporized LNG to meet natural gas pipeline specifications and less LNG export activity. For the three and six months ended June 30, 2012, Cheniere recorded non-cash compensation expenses of $1.9 million and $4.2 million, respectively, compared to $6.3 million and $14.4 million for the comparable periods in 2011.
Loss on early extinguishment of debt of $14.6 million and $15.1 million for the three and six months ended June 30, 2012, respectively was primarily due to the repayment of the entire outstanding principal balance of the 2008 Loans due in 2018. Interest expense, net decreased $8.7 million and $14.5 million for the three and six months ended June 30, 2012, respectively, compared to the same periods in 2011 primarily due to debt principal repayments made during the second quarter of 2012.
Liquefaction Project Update
Cheniere Partners continues to make progress on the Liquefaction Project, which is being developed for up to four liquefaction trains, each with a nominal production capability of approximately 4.5 mtpa.
In July 2012, Cheniere Partners closed on a project credit facility of $3.6 billion. Including the recently announced $2.0 billion of equity commitments, Cheniere Partners has now secured financing of approximately $5.6 billion for the construction of the first two trains of the Liquefaction Project. Cheniere Partners' Board of Directors has made a positive final investment decision on the development and construction of the first two liquefaction trains. Cheniere Partners has received the remaining $333 million of the $500 million of funding through the purchase of 22.2 million Class B Units by us. Cheniere Partners will issue a full notice to proceed to Bechtel upon the receipt of initial funding from Blackstone.
LNG exports from the Sabine Pass LNG terminal are anticipated to commence as early as 2015, with the second liquefaction train commencing operations approximately six to nine months thereafter.
Commencement of construction for liquefaction trains three and four is subject, but not limited to, entering into an engineering, procurement and construction agreement, reaching a positive final investment decision and obtaining financing. Cheniere Partners has engaged Bechtel to complete front-end engineering and design work for the third and fourth liquefaction trains and has begun negotiating a lump sum turnkey contract. Construction for liquefaction trains three and four is targeted to begin in 2013.

Summary Liquefaction Project Timeline

Target Date
	Milestone	Trains 1 & 2	Trains 3 & 4
▪	DOE export authorization	Received	Received
▪	Definitive commercial agreements	Completed 7.7 mtpa	Completed 8.3 mtpa
	- BG Gulf Coast LNG, LLC	4.2 mtpa	1.3 mtpa
	- Gas Natural Fenosa	3.5 mtpa
	- KOGAS		3.5 mtpa
	- GAIL (India) Ltd.		3.5 mtpa
▪	EPC contract	Complete	4Q12
▪	Financing commitments		1Q13
	- Equity	Received
	- Debt	Received
▪	FERC authorization	Received	Received
	- Certificate to commence construction	Received	2013
▪	Issue full notice to proceed to Bechtel	3Q12	2013
▪	Commence operations	2015/2016	2017/2018

Cheniere is a Houston-based energy company primarily engaged in LNG related businesses, and owns and operates the Sabine Pass LNG terminal and Creole Trail Pipeline in Louisiana. Cheniere is pursuing related business opportunities both upstream and downstream of the Sabine Pass LNG terminal. Through its subsidiary, Cheniere Partners, Cheniere has initiated a project to add liquefaction services that would transform the Sabine Pass LNG terminal into a bi-directional facility capable of liquefying natural gas and exporting LNG in addition to importing and regasifying foreign-sourced LNG. As currently contemplated, the liquefaction project would be designed and permitted for up to four LNG trains, each with a nominal production capacity of approximately 4.5 million metric tons per annum Additional information about Cheniere Energy, Inc. may be found on its web site at www.cheniere.com.
For additional information, please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the period ended June 30, 2012, filed with the Securities and Exchange Commission.
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere's business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere's LNG terminal and pipeline businesses, including liquefaction facilities. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere's periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Table Follows)

Cheniere Energy, Inc.
Selected Financial Information
(in thousands, except per share data) (1)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues
LNG terminal revenues	$66,071	$67,302	$133,331	$137,303
Marketing and trading	(4,007)	4,606	(1,349)	13,054
Oil and gas sales	264	884	814	1,653
Other	—	18	5	31
Total revenues	62,328	72,810	132,801	152,041

Operating costs and expenses
General and administrative expense	20,816	19,378	40,809	40,889
Depreciation, depletion and amortization	15,478	15,625	31,768	31,011
LNG terminal and pipeline operating expense	10,993	7,853	22,550	18,048
LNG terminal and pipeline development expense	21,088	13,356	42,907	21,793
Oil and gas production and exploration costs	74	137	166	275
Total operating costs and expenses	68,449	56,349	138,200	112,016
Income from operations	(6,121)	16,461	(5,399)	40,025

Other income (expense)
Interest expense, net	(55,864)	(64,587)	(114,215)	(128,741)
Loss on early extinguishment of debt	(14,593)	—	(15,100)	—
Derivative gain (loss), net	261	(448)	(575)	(448)
Other income	458	118	583	227
Total other income (expense)	(69,738)	(64,917)	(129,307)	(128,962)
Income (loss) before income taxes and non-controlling interest	(75,859)	(48,456)	(134,706)	(88,937)
Income tax provision	(144)	—	(150)	—
Income (loss) before non-controlling interest	(76,003)	(48,456)	(134,856)	(88,937)
Non-controlling interest	2,963	1,285	5,401	1,927
Net income (loss)	$(73,040)	$(47,171)	$(129,455)	$(87,010)

Net income (loss) per share attributable to common stockholders—basic and diluted	$(0.43)	$(0.67)	$(0.86)	$(1.26)
Weighted average number of common shares outstanding—basic and diluted	171,001	70,630	151,054	68,800

	As of June 30,	As of December 31,
	2011	2010
Cash and cash equivalents	$137,885	$459,160
Restricted cash and cash equivalents	491,299	102,165
LNG inventory	2,319	6,562
Accounts and interest receivable	4,724	3,043
Prepaid expenses and other	19,103	20,522
Non-current restricted cash and cash equivalents	82,892	82,892
Property, plant and equipment, net	2,125,693	2,107,129
Debt issuance costs, net	15,480	33,356
Goodwill	76,819	76,819
Other assets	72,116	23,677
Total assets	$3,028,330	$2,915,325

Current liabilities	$298,141	$584,960
Long-term debt (including related party debt), net of discount	2,194,765	2,474,711
Deferred revenue	23,500	25,500
Other liabilities	3,015	3,146
Non-controlling interest	190,637	208,575
Stockholders' deficit	318,272	(381,567)
Total liabilities and deficit	$3,028,330	$2,915,325

	Sabine Pass LNG		Cheniere Partners		Other Cheniere		Consolidated Cheniere
Cash and cash equivalents	$—		$—		$137,885		$137,885
Restricted cash and cash equivalents	98,630	(2)	168,448	(3)	307,113	(4)	574,191
Total	$98,630		$168,448		$444,998		$712,076

As of June 30, 2012, we had unrestricted cash and cash equivalents of $137.9 million available to Cheniere, which excludes cash and cash equivalents and other working capital available to Cheniere Partners and Sabine Pass LNG. In addition, we had restricted cash and cash equivalents of $574.2 million, which were designated for the following purposes: $301.4 million to purchase Class B Units from Cheniere Partners; $96.1 million for interest payments related to the Senior Notes; $2.5 million for Sabine Pass LNG's working capital; $168.4 million for Cheniere Partners' working capital; and $5.8 million for other restricted purposes.

As of June 30, 2012, we had $204.6 million of current debt maturities because our Convertible Senior Unsecured Notes were due August 1, 2012. On August 1, 2012, we used a portion of the net proceeds from the public offering of common stock in July 2012 to repay the full outstanding balance of the Convertible Senior Unsecured Notes, including the outstanding principal amount and accrued interest through August 1, 2012.

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report of Form 10-Q for the period ended June 30, 2012, filed with the Securities and Exchange Commission.

(2)	All cash and cash equivalents presented above for Sabine Pass LNG are considered restricted to us, but $2.5 million is considered unrestricted for Sabine Pass LNG.

(3)
All cash and cash equivalents presented above for Cheniere Partners are considered restricted to us, but $171.0 million is considered unrestricted for Cheniere Partners, including the $2.5 million considered unrestricted for Sabine Pass LNG.

(4)	Cash and cash equivalents of $301.4 million are considered restricted to us to purchase Class B Units of Cheniere Partners.

CONTACTS:
Investors: Christina Burke: 713-375-5104, Nancy Bui: 713-375-5280
Media: Diane Haggard: 713-375-5259